EXHIBIT 4.2

Number B-	Incorporated Under the Laws of the State of Delaware	Shares -0-

Cusip No.

LIBERTY SPINCO, INC.

Series B Common Stock, par value $.01 per share

Specimen Certificate

This Certifies that [                    ] is the owner of [                    ] FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES B COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF LIBERTY SPINCO, INC. (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

Liberty Spinco, Inc.

[Corporate Seal]

President	Secretary